Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-286740) and S-3 (No. 333-291595 and 333-288778) of our report dated April 15, 2025, with respect to the consolidated financial statements of Hyperscale Data, Inc. for the year ended December 31, 2024, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum llp

New York, NY

April 15, 2026